Registration No. 333-

As filed with the Securities and Exchange Commission on December 1, 2005

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact Name of Registrant as Specified in its charter)

OKLAHOMA	73-1520922
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Offices)

ONEOK, Inc. Equity Compensation Plan

(Full title of the Plan)

JIM KNEALE

Executive Vice President – Finance and Administration and Chief Financial Officer

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Names, Addresses, including Zip Code, and Telephone Numbers, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, $0.01 par value (4)	3,000,000	$27.71	$83,130,000	$8,894.91

Exhibit Index on Page 9.

(1)	Represents the number of shares of common stock, par value $0.01 per share, of ONEOK, Inc., also referred to herein as “we,” “us” or the “Company”, registered hereunder for issuance under the ONEOK, Inc. Equity Compensation Plan, or the “Plan”. This number represents the maximum number of shares of our common stock currently issuable under the Plan. This number is in addition to the approximately 523,751 shares remaining available as of June 30, 2005 for issuance under the currently existing ONEOK, Inc. Long-Term Incentive Plan, as amended, or the “1995 Plan”. The Plan replaces the 1995 Plan, except that the 1995 Plan will continue with respect to awards outstanding under that 1995 Plan and will continue with respect to the remaining shares reserved for issuance under that 1995 Plan.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, or the “Securities Act”, there are also being registered such additional shares of our common stock as may become issuable pursuant to the anti-dilution (equitable adjustment) provisions of the Plan.

(3)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee (based on the average of the highest and lowest sale prices of our common stock on the New York Stock Exchange on November 28, 2005).

(4)	Includes, with respect to each share of our common stock, preferred share purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the common stock. No separate consideration will be payable for the preferred share purchase rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The documents containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to participants in the Plan as specified in Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission, or “SEC,” either as a part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed by us with the SEC are hereby incorporated by reference into this registration statement:

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	our definitive 2005 Proxy Statement on Schedule 14A, excluding those portions thereof which are furnished and not filed with the SEC;

•

our current reports on Form 8-K dated January 19, 2005, January 21, 2005 (three reports), January 28, 2005 (two reports), February 23, 2005 (relating to our Equity Compensation Plan and Employee Stock Purchase Plan), March 16, 2005, March 21, 2005, March 31, 2005 (relating to presentation at the Howard Weil 33rd Annual Energy Conference), April 22, 2005 (two reports), May 13, 2005, May 20, 2005 (two reports), June 17, 2005 (two reports), June 29, 2005, July 5, 2005 (two reports), July 6, 2005, July 20, 2005, July 27, 2005 (two reports), August 25, 2005, September 1, 2005, September 14,

2005, September 20, 2005, September 27, 2005, September 28, 2005, October 4, 2005, October 12, 2005, October 25, 2005 (excluding Item 7.01 and Exhibit 99.1 attached thereto), November 2, 2005 (relating to the remarketing of our senior notes), November 16, 2005 and November 18, 2005;

•	the description of our common stock contained in our Form 8-A registration statement filed with the SEC on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

•	the description of our preferred share purchase rights contained in our Form 8-A registration statement, as amended, filed with the SEC on February 6, 2003, including any amendment or report filed for the purpose of updating the description.

In addition, all documents filed subsequent to the date hereof by us or the Plan pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

ONEOK, Inc., or the “Company”, as an Oklahoma corporation, is empowered by section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. Article VIII of the bylaws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Oklahoma law as now or hereafter enforced, including the advance of related expenses. In addition, indemnification agreements, the form of which has been previously approved by the shareholders of the Company, have been entered into between the Company and each of its directors and executive officers.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors by a majority vote of directors who were not parties to the action, suit, or proceeding involved even though less than a quorum; (ii) by a committee of directors designated by a majority vote of the disinterested directors, even though less than a quorum, (iii) if there are no disinterested directors or if directed by a majority of the disinterested directors, by independent counsel in a written opinion; or (iv) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The indemnification agreements referred to above provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or executive officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified executive officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or executive officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

Under an insurance policy obtained by the Company, coverage of Company officers and directors against liability for neglect, errors, omissions or breaches of duty in their capacities as such is provided for both the Company, to the extent that it is obligated to indemnify such officers and directors, and the officers and directors themselves. Additional coverage is provided to the Company for claims arising from any such conduct in connection with any purchase or sale of, or any offer to purchase or sell, securities issued by the Company. Such coverage is provided in the amount of $100,000,000, with a retained limit by the Company of $250,000 or $500,000, depending on the type of claim. The insurance company is obligated to pay any covered loss in excess of that retained limit and covered defense costs from the first dollar, up to the policy limit of $100,000,000. Among the policy exclusions are those which exclude coverage for accounting for profits made within the meaning of Section 16(b) of the Securities Exchange Act of 1934, claims based upon or attributable to directors and officers gaining any personal profit or advantage to which such individuals are not legally entitled, and for any claims brought about or attributable to the dishonesty of an officer or director.

It is recognized that the above-summarized provisions of the Company’s certificate of incorporation, bylaws, indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act, may be sufficiently broad to indemnify officers, directors, and controlling persons of the Company against liabilities arising under such Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Ex. No.	Description

4.1	Certificate of Incorporation of WAI, Inc. (now ONEOK, Inc.) filed May 16, 1997 (incorporated by reference from Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form S-4, filed August 6, 1997, SEC File No. 333-27467).

4.2	Certificate of Merger of ONEOK, Inc. (formerly WAI, Inc.) filed November 26, 1997 (incorporated by reference from Exhibit (1)(b) to Form 10-Q for the quarter ended May 31, 1998, filed June 26, 1998).

4.3	Amended Certificate of Incorporation of ONEOK, Inc. filed January 16, 1998 (incorporated by reference from Exhibit (1)(a) to Form 10-Q for the quarter ended May 31, 1998, filed June 26, 1998).

Ex. No.		Description

4.4		Amendment to Certificate of Incorporation of ONEOK, Inc. filed May 23, 2001 (incorporated by reference from Exhibit 4.6 to Registration Statement on Form S-3 filed July 19, 2001, as amended, SEC File No. 333-65392).

4.5		Bylaws of ONEOK, Inc., as amended (incorporated by reference from Exhibit 3 to Form 10-Q for the quarter ended March 31, 2004, filed April 30, 2004).

4.6		Certificate of Designation for Convertible Preferred Stock of WAI, Inc. (now ONEOK, Inc.) filed November 26, 1997 (incorporated by reference from Exhibit 3.3 to Amendment No 3. to Registration Statement on Form S-4, filed August 6, 1997, SEC File No. 333-27467).

4.7		Certificate of Designation for Series C Participating Preferred Stock of ONEOK, Inc. filed November 26, 1997 (incorporated by reference from Exhibit No. 1 to Form 8-A, filed November 28, 1997).

4.8		Form of Common Stock Certificate (incorporated by reference from Exhibit 1 to Registration Statement on Form 8-A filed November 21, 1997).

4.9		Amended and Restated Rights Agreement dated as of February 5, 2003, between ONEOK, Inc. and UMB Bank, N.A., as Rights Agent (incorporated by reference from Exhibit 1 to Registration Statement on Form 8-A/A (Amendment No. 1), filed February 6, 2003).

4.10		ONEOK, Inc. Equity Compensation Plan (incorporated by reference from Exhibit 10.1 to Form 8-K, filed February 23, 2005).

5	*	Opinion of Gable & Gotwals

23.1	*	Consent of Gable & Gotwals (See Exhibit 5)

23.2	*	Consent of KPMG LLP

24	*	Power of Attorney (included on the signature page hereof)

* Filed herewith.

Item 9.	Undertakings

a.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs a(1)(a) and a(1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.	The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company in accordance with the provisions of Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and the State of Oklahoma, on the 30th day of November, 2005.

ONEOK, Inc.

By:	/s/ David L. Kyle
David L. Kyle,
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes David L. Kyle and Jim Kneale, or either of them, as attorney-in-fact with full power of substitution, to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments and all instruments necessary or incidental in connection therewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 17th day of November, 2005.

/s/ David L. Kyle David L. Kyle Chairman of the Board, President, Chief Executive Officer and Director	/s/ Jim Kneale Jim Kneale Executive Vice President – Finance and Administration and Chief Financial Officer

/s/ William M. Bell William M. Bell Director	/s/ Curtis Dinan Curtis L. Dinan Senior Vice President - Chief Accounting Officer

/s/ James C. Day James C. Day Director	/s/ Douglas A. Newsom Douglas A. Newsom Director

/s/ William L. Ford William L. Ford Director	/s/ Gary D. Parker Gary D. Parker Director

/s/ Bert H. Mackie Bert H. Mackie Director	/s/ Eduardo A. Rodriguez Eduardo A. Rodriguez Director

/s/ Pattye L. Moore Pattye L. Moore Director	Mollie B. Williford Director

EXHIBIT INDEX

Ex. No.		Description

4.1		Certificate of Incorporation of WAI, Inc. (now ONEOK, Inc.) filed May 16, 1997 (incorporated by reference from Exhibit 3.1 to Amendment No. 3 to Registration Statement on Form S-4, filed August 6, 1997, SEC File No. 333-27467).

4.2		Certificate of Merger of ONEOK, Inc. (formerly WAI, Inc.) filed November 26, 1997 (incorporated by reference from Exhibit (1)(b) to Form 10-Q for the quarter ended May 31, 1998, filed June 26, 1998).

4.3		Amended Certificate of Incorporation of ONEOK, Inc. filed January 16, 1998 (incorporated by reference from Exhibit (1)(a) to Form 10-Q for the quarter ended May 31, 1998, filed June 26, 1998).

4.4		Amendment to Certificate of Incorporation of ONEOK, Inc. filed May 23, 2001 (incorporated by reference from Exhibit 4.6 to Registration Statement on Form S-3 filed July 19, 2001, as amended, SEC File No. 333-65392).

4.5		Bylaws of ONEOK, Inc., as amended (incorporated by reference from Exhibit 3 to Form 10-Q for the quarter ended March 31, 2004, filed April 30, 2004).

4.6		Certificate of Designation for Convertible Preferred Stock of WAI, Inc. (now ONEOK, Inc.) filed November 26, 1997 (incorporated by reference from Exhibit 3.3 to Amendment No 3. to Registration Statement on Form S-4, filed August 6, 1997, SEC File No. 333-27467).

4.7		Certificate of Designation for Series C Participating Preferred Stock of ONEOK, Inc. filed November 26, 1997 (incorporated by reference from Exhibit No. 1 to Form 8-A, filed November 28, 1997).

4.8		Form of Common Stock Certificate (incorporated by reference from Exhibit 1 to Registration Statement on Form 8-A filed November 21, 1997).

4.9		Amended and Restated Rights Agreement dated as of February 5, 2003, between ONEOK, Inc. and UMB Bank, N.A., as Rights Agent (incorporated by reference from Exhibit 1 to Registration Statement on Form 8-A/A (Amendment No. 1), filed February 6, 2003).

4.10		ONEOK, Inc. Equity Compensation Plan (incorporated by reference from Exhibit 10.1 to Form 8-K, filed February 23, 2005).

5	*	Opinion of Gable & Gotwals

23.1	*	Consent of Gable & Gotwals (See Exhibit 5)

23.2	*	Consent of KPMG LLP

24	*	Power of Attorney (included on the signature page hereof)

*	Filed herewith.